Exhibit 10.1
3250 Van Ness Avenue
San Francisco, CA 94109
(415) 616-8698

Monica Bhargava
[***]

Re:    Separation Agreement and General Release
Dear Monica:
This Separation Agreement and General Release (the “Agreement”) is a contract that confirms the agreement between you and Williams-Sonoma, Inc. (“WSI” or the “Company”) regarding your separation of employment from the Company.
1.Separation. Your separation date with the Company is May 21, 2026 (the “Separation Date”).
2.Severance. As consideration for your timely execution and non-revocation of this Agreement, including its general release of claims, and provided you comply with the terms and conditions of this Agreement, the Company will provide you with the following:
a.Severance Pay. The Company will pay you a total sum of $900,000.00 (which is equivalent to one year of your base pay), less applicable withholdings and deductions, within 30 days of the Effective Date.

b.Additional Payment. The Company will pay a total sum of $671,400.00 to your counsel, Rudy Exelrod Zieff & Lowe LLP pursuant to a Form 1099 within 30 days of the Effective Date.

c.COBRA Pay. The Company will pay you a total sum of $34,632.00, less applicable withholdings and deductions, within 30 days of the Effective Date. This payment is intended to contribute towards the cost of your COBRA coverage for 18 months.

d.Equity Acceleration. The Company will accelerate the vesting of 25,370 unvested restricted stock units held by you that are scheduled to vest through April 4, 2027 and such units, less shares to cover applicable withholdings and deductions, will be settled within 30 days of the Effective Date. In addition, the Company will accelerate 9,580 unvested performance based restricted stock units scheduled to vest on March 22, 2027. Such performance based restricted stock units will be settled at target such that 9,580 shares of Company common stock, less shares to cover applicable withholdings and deductions, will be issued to you in respect

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thereof with such issuance to occur on March 15, 2027.
3.No Other Monies Owed. You acknowledge and agree that you have received all earned wages and that you are not entitled to any more payments or benefits of any kind, other than those described in the Agreement. If you materially violate any of the terms, conditions or representations in the Agreement, all payments due under the Agreement will immediately stop, and WSI will have no further obligation to you under the Agreement. If you materially violate any of the terms, conditions or representations in the Agreement after you receive the consideration set forth herein, WSI will have the right to demand repayments, and take legal action to recover these amounts. By signing this Agreement, you confirm that you have not suffered an on-the-job injury and have no unreimbursed business expenses.
4.Equity. As of the Separation Date, you acknowledge and agree that (i) you do not hold any WSI stock options and/or stock-settled stock appreciation rights and (ii) except as set forth in paragraph 2.d. hereof, you will not be eligible to vest in, or have any other rights with respect to, any WSI restricted stock units, performance-based restricted stock units or other equity awards on or after the Separation Date.
5.Continuing Obligations. You agree that even after the Separation Date, you must comply with the parts of WSI’s Code of Conduct that apply after your employment at WSI ends. You represent and warrant that you have complied with the Code of Conduct in all material respects prior to your execution of this Agreement.
6.Confidential Information. You represent and warrant that you have not disclosed any Confidential Information outside of WSI prior to your execution of this Agreement. You may not disclose any Confidential Information you received during or as a result of your employment with WSI. Confidential Information means any information that is, or should reasonably be understood to be, confidential or proprietary to WSI. Confidential Information includes (but is not limited to) all information, whether in written, oral, electronic, magnetic, photographic or any other form, that relates to WSI’s past, present and future businesses, products, product specifications, designs, drawings, concepts, samples, intellectual property, inventions, know-how, sources, costs, pricing, technologies, customers, vendors, other business relationships, business ideas and methods, distribution methods, inventories, manufacturing processes, computer programs and systems, employees, hiring practices, operations, marketing strategies and other technical, business and financial information. Confidential Information also includes the identity, capabilities and capacity of vendors, former vendors or other vendors that were considered but rejected. A breach of this confidentiality provision will be deemed to be a material breach of the Agreement and, in addition to all other remedies for breach, will entitle WSI to recover liquidated damages in the amount of $10,000.00 for each occurrence of a breach of this confidentiality provision. Any claim of a breach of this confidentiality provision shall be resolved by arbitration with JAMS. You expressly agree that this provision is reasonable under the circumstances that exist at the time this

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Agreement is executed. Notwithstanding the foregoing, the Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
7.Non-disparagement. You agree that you will not disparage or encourage or induce others to disparage WSI and the Released Parties (defined below). For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements to any person or entity including, but not limited to, the press and/or media, former employees, employees, partners or principals of WSI or any entity with whom WSI has a business relationship, that would adversely affect in any manner (a) the conduct of the business of WSI or any of the Released Parties (including, but not limited to, any business plans or prospects) or (b) the reputation of WSI or any of the Released Parties. Nothing in this Agreement shall prohibit you from providing truthful information as required by law in a legal proceeding or a government investigation or government proceeding, or as otherwise required by law. Further, nothing in this Agreement prevents you from discussing or disclosing information about harassment, discrimination or any other conduct that you have reason to believe is unlawful. A breach of this non-disparagement provision is a material breach of the Agreement. Any claim of a breach of this non-disparagement provision shall be resolved by arbitration with JAMS. Laura Alber agrees not to disparage you or encourage or induce others to disparage you, and the Company shall instruct the following individuals not to disparage you or encourage or induce others to disparage you: Jeff Howie, Elizabeth Thompson, Felix Carbullido, Jennifer Kellor, Karalyn Smith, Vicki McWilliams, Day Kornbluth and Sameer Hassan.
8.Company Property. Upon your execution of this Agreement, you agree to promptly deliver to WSI all company property, documents and materials in your possession, such as your laptop, reports, files, memos, records, slide decks, business contacts, software, credit cards, door and file keys, computers, computer access codes, flash drives, external hard drives, disks, instructional manuals and any other property you received, prepared or helped prepare in connection with your employment. You also agree that you will not keep any copies or excerpts of any of these items.
9.General Release and Waiver of Claims. In exchange for the consideration set forth herein, you hereby release, waive, acquit and forever discharge WSI and all of its and their respective past, present and future direct and indirect affiliates, brands, subsidiaries,

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predecessors, successors and assigns, and all of its and their respective past, present and future partners, principals, officers, directors, employees, attorneys, insurers, representatives and agents, whether acting as agents or in individual capacities, and the Company pension and welfare benefit plans (and their respective plan administrators, fiduciaries, insurers and trustees) (the “Released Parties”), of and from any and all claims, liabilities, demands, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, arising out of or in any way related to your employment or the separation of your employment through the date you sign this Agreement. This general release includes, but is not limited to: (i) all claims related to your compensation or benefits, including but not limited to, wages, salary, bonuses, commissions, vacation pay, all claims related to fringe benefits, incentive pay, severance pay, or any other form of compensation; (ii) all claims pursuant to any federal, state or local law prohibiting discrimination, harassment and/or retaliation; (iii) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; (iv) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; and (v) all other claims related to employment. You understand and agree that by signing and not revoking this Agreement, you are precluded to the fullest extent permitted by law from filing or pursuing any legal claim against WSI at any time in the future, in any forum or tribunal, arising out of any of the claims that you have waived as a result of executing this Agreement.
The general release described above does not include (i) claims based on WSI’s obligations to you under this Agreement; (ii) your vested rights under any WSI retirement plan; (iii) claims for unreimbursed business expenses under California Labor Code section 2802; and (iv) any rights or claims which cannot be waived or released as a matter of law. If any provision of the release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforced to the full extent permitted by law.
10.Waiver of Unknown Claims. You acknowledge the language of Section 1542 of the California Civil Code, which states: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and understand and agree that it is your intention to release all claims that you have or may have against the Released Parties set forth in this Agreement, whether known or unknown, suspected or unsuspected.
11. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign

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this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have 21 calendar days within which to consider this Agreement (although you may choose to execute Agreement earlier); (d) you have 7 calendar days following the execution of the Agreement to revoke this Agreement; and (e) the Agreement will not be effective until the eighth day after you sign this Agreement provided that you have not revoked it and that WSI has signed it (“Effective Date”). You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period provided in this paragraph. To revoke the Agreement, you must send me a written revocation via email to [***], prior to the end of the 7-day period. You acknowledge that your consent to this Agreement is knowing and voluntary.
12.Protected Rights. Nothing in this Agreement precludes you from initiating or participating in any investigation or proceeding before any government agency or body and you do not need to provide notice to or obtain authorization from the Company to do so. Further, nothing in this Agreement (a) is intended to impede your ability to report possible securities law violations to the government or to receive a monetary award from a government administered whistleblower-award program, or (b) waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or applicable state legislature.
13.Cooperation. You agree to fully cooperate with WSI and its counsel at reasonable times and on reasonable notice as it relates, in any way, to any issue or matter that may arise as the subject of litigation or administrative inquiry, which occurred during your employment with WSI. Full cooperation shall include, but is not limited to, review of documents, attendance at meetings, trial or administrative proceedings, depositions, interviews, or production of documents to WSI without the need of the subpoena process. WSI will reimburse you all reasonable pre-approved out-of-pocket expenses that you reasonably incur in connection with your cooperation under this provision.
You agree to fully cooperate in all matters relating to the transition of your employment (including with respect to internal and external communication plans) and other matters reasonably requested by WSI and/or the Board of Directors, whether before or after the Separation Date.
14.Resignation. You agree to resign from your officer position, effective May 21, 2026. At WSI’s request, you agree to promptly complete all necessary paperwork and provide such necessary information to effectuate that resignation.
15.Non-Solicit. You represent and warrant that you have not directly or indirectly recruited, solicited or induced, or attempted to induce, any employee, consultant or vendor of WSI to terminate employment or any other relationship with WSI prior to your execution of this Agreement. You agree that you will not, for a period of 12 months from the

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Separation Date, solicit any employee, consultant or vendor of WSI to terminate employment or any other relationship with WSI. You agree that you will not at any time use Confidential Information to recruit, solicit, retain or hire any of WSI’s employees, consultants or vendors.
16.Non-Disclosure. You agree that except as required by law or a tax authority and as otherwise provided in this Agreement, neither you nor any member of your family will disclose to any person, group or company any discussions leading up to your decision to sign the Agreement.
17.Taxes. You acknowledge and agree that neither WSI nor its advisors have made any representations to you regarding the tax consequences to you of any compensation or benefits subject to this Agreement. You agree that such tax consequences are solely your responsibility, except for employer-side payroll tax obligations.
18.Binding Effect. This Agreement shall inure to the benefit of and be binding upon the heirs, representatives, parents, marital communities, successors and assigns, to the extent applicable, of each of the parties to it.
19.Severability. The provisions of the Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.
20.Arbitration. You and the Company agree that any and all claims or disputes arising out of or relating to this Agreement shall be resolved by final, binding and confidential arbitration before a single arbitrator in San Francisco conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a mediator. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine arbitrability, except as provided herein. The arbitrator may in his or her discretion award attorneys’ fees and costs to the prevailing party. All claims or disputes must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals to the fullest extent permitted by law. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a Court and if for any reason it is found to be unenforceable, the representative, class and/or collective action claim may only be heard

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in Court and may not be arbitrated. Claims will be governed by their applicable statutes of limitations. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law pending conclusion of the arbitration. This arbitration agreement shall be governed by and construed and interpreted in accordance with the Federal Arbitration Act.
21.Governing Law. Except as to the arbitration agreement, this Agreement is governed by California law without regard to conflict of law principles.
22.Entire Agreement. You agree that this Agreement constitutes the entire agreement between you and WSI regarding the subject matter of this Agreement, and replaces any prior discussions, representations or agreements, whether oral or written, with regard to that subject. The terms of the Agreement may only be changed by another written agreement, signed by you and an authorized representative of WSI.
You have a right to consult with an attorney regarding the Agreement. To indicate that you agree to comply with the terms and conditions of this Agreement, please sign this Agreement and return it to me that same day.

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The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

Monica Bhargava                Williams-Sonoma, Inc.

/s/ Monica Bhargava         /s/ Laura Alber
                         Laura Alber
Chief Executive Officer

Date: 05/18/2026                Date: 5/18/2026

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